Exhibit 10.2

FOR IMMEDIATE RELEASE
                                                                  Elise Eberwein
                                                                  (719) 527-7363
                                                 e-mail: EberweinE@westpac.com


              WESTERN PACIFIC AIRLINES RECEIVES FINANCING OFFER
          Funds To Provide "Debtor in Possession" And Exit Financing


      COLORADO SPRINGS, COLO. - NOVEMBER 18, 1997 - WESTERN PACIFIC AIRLINES (NASDAQ: WPAC) today announced that it has filed a motion with the United States Bankruptcy Court for the District of Colorado in Denver for approval of proposed "debtor in possession" ("DIP") and reorganization financing. The financing would be provided by New York-based Smith Management Company ("SMC") and calls for an initial DIP loan of $10 million on or before December 4, 1997 to be used to pay a portion of the airline's post-petition aircraft lease obligations and to provide general working capital. At the airline's option, up to an additional $20 million of DIP financing would be available on or after December 20, 1997 to be used as general working capital.
      Pursuant to the proposal, to provide for the airline's emergence from Chapter 11, SMC would provide a total investment of $40 to $50 million which will be used to repay the DIP financing, fund a plan of reorganization, provide working capital and to make an equity contribution to the reorganized Company in exchange for all or substantially all of the equity of the reorganized airline. Both investments are subject to negotiation of final documentation, additional due diligence and Court and creditor approval.
      Western Pacific President and Chief Executive Officer Robert A. Peiser, said, "We are delighted with the vote of confidence that the SMC investment provides, especially in light of its airline expertise. Their analysis and the resultant investment confirms our belief in the Denver strategy and we look forward to working together."
      SMC is a private, diversified investment management firm located in New York, New York. In January 1996, through its affiliate, Airline Investors Partnership, L.P., SMC made a controlling investment in Hawaiian Airlines, Inc. (ASE; PSE: HA), the nation's twelfth largest air carrier. John W. Adams, President of Smith Management Company, serves as Chairman of the Board of Hawaiian Airlines, Inc.


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    Adams said, "From prior business associations, we have come to respect Bob
Peiser's management talents and his past performance strengthens our willingness to invest in Western Pacific. The analysis and due diligence we have conducted to date lead us to believe Western Pacific presents a business opportunity with significant potential."
      Under the terms of the agreement, SMC will designate two members to Western Pacific's Board of Directors and retain the right to nominate two additional directors at a later time.
      Peiser continued, "While DIP financing is extremely important, it is the commitment for exit financing that provides the foundation for Western Pacific's future. This investment will provide us with the necessary time and stability in Denver needed in order to realize the full potential of our business strategy.
      "We have already made significant improvements in the operation, revenue development and marketing arenas. We believe that this investment would allow us to build upon that base and realize our full potential."
      Western Pacific Airlines, the nation's sixteenth largest airline, is headquartered in Colorado Springs, Colorado. Western Pacific currently serves 13 markets non-stop from its Denver hub and currently operates 18 Boeing 737-300 aircraft. The airline was recently named "Best Domestic Low-Fare Upstart Airline" by Entrepreneur Magazine. For more information, please visit Western Pacific's web site at http://www.westpac.com.

STATEMENTS CONTAINED IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS AS THAT ITEM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ESTIMATED RESULTS. SUCH RISKS AND UNCERTAINTIES ARE DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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